Exhibit 99.1

Sunrise Telecom Incorporated Richard D. Kent Chief Financial Officer +1 (408) 363-8000	Linda Rothemund Investor Relations +1 (415) 445-3236

SUNRISE TELECOM® REPORTS $18.7 MILLION SALES FOR THIRD QUARTER OF 2008

• Fourth quarter 2008 sales projected between $17 million and $21 million

• Divesting hi-resolution portion of optical products group located in Geneva, Switzerland

SAN JOSE, CA, November 17, 2008 – Sunrise Telecom® Incorporated (OTC: SRTI.PK), a leader in test and measurement solutions for telecom, wireless and cable networks, today announced unaudited financial results for the three months ended September 30, 2008. Preliminary results for the third quarter exclude any impairment charges associated with the company’s long term assets, including goodwill, which the company is currently evaluating.

Net sales for the third quarter of 2008 were $18.7 million, compared to $19.8 million in the second quarter of 2008 and $22.9 million in the third quarter of 2007. Backlog as of September 30, 2008 was $12.9 million, compared to $11.1 million as of June 30, 2008 and $11.3 million as of September 30, 2007.

Gross margin for the third quarter of 2008 was 56% including the effect of a $1.2 million non-cash charge to cost of goods sold to write down the value of inventory. The inventory write down was primarily related to the redesign of a wireline access product and a discontinued optical product. Operating expenses of $14.7 million for the third quarter of 2008 were down from $16.1 million in the second quarter of 2008 and $17.6 million in the third quarter of 2007. Excluding restructuring charges of $950,000, non-GAAP operating expenses of $13.5 million were down $3.9 million from the same period a year ago.

The third quarter operating loss was $4.1 million, compared to an operating loss of $3.8 million in the prior quarter and an operating loss of $2.9 million in the third quarter of 2007. Preliminary diluted GAAP net loss per share was $(0.10) compared to $(0.07) in the second quarter of 2008 and $(0.06) in the third quarter of 2007. Results for the third quarter include non-recurring items of $950,000 for restructuring and an inventory write down of $900,000 related to discontinued and redesigned product as well as roughly $900,000 unfavorable impact of foreign exchange, totaling approximately $2.8 million.

“We are pleased to report third quarter revenues at the high end of our expected revenue range. In addition, excluding restructuring charges in the third quarter, we have achieved annualized cost savings of roughly $16 million compared to a year ago,” said Sunrise Telecom President and CEO, Paul Marshall. “We are taking significant measures to simplify the company, including the divestiture of non-core businesses, and are implementing additional actions to considerably improve our cost structure. These actions are designed to position Sunrise Telecom to more effectively focus on our core business strengths, improve liquidity, and ensure profitability in 2009.”

Restructuring Update

Sunrise Telecom’s restructuring actions include the following:

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The company has signed a memorandum of understanding to divest the hi-resolution portion of its optical products group, which is expected to close in the fourth quarter. This is in line with the company’s strategy to simplify its operations and divest non-core businesses.

-More-

Sunrise Telecom Reports Third Quarter Results

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The company expects to take additional cost cutting actions during the fourth quarter to further tighten its strategic focus and improve operating efficiencies. Sunrise Telecom is targeting a 25% reduction in operating expenses once the restructuring is fully implemented, which should put the company on path for profitability in 2009. The company expects to incur a one-time charge in the fourth quarter associated with employee severance payments and other miscellaneous charges.

Due to the decline in the company's market capitalization, the company expects to recognize a significant non-cash impairment charge related to certain of its long term assets, including goodwill in the third quarter of 2008.

Additional Highlights

•	Lyron Bentovim was appointed to the Board as a Director effective October 27, 2008;

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The company filed with the Securities and Exchange Commission (“SEC”) its Form 10-K for the fiscal year ended December 31, 2007. The company is focused on finishing the remaining overdue SEC reports as soon as possible;

•

The company’s flagship Traffic Analysis and Monitoring System (TAMS) received software validation for the IBM Netcool/Omnibus Platform, one of the most popular solutions for fault management in operator network operations centers;

•	The company has recently introduced the CM2000, SunLite GigE and SunLite GigE Responder. The company has a strong pipeline of new products to be introduced over the next two quarters.

•	Sunrise Telecom’s Mobile X-Ray mobile services data platform was selected to provide service monitoring for Telefonica O2 Germany.

Fourth Quarter Business Outlook

Based on current backlog and order expectations, Sunrise Telecom forecasts its fourth quarter sales to be in the range of $17 to $21 million.

Conference Call and Webcast

President and Chief Executive Officer, Paul Marshall and Chief Financial Officer Richard Kent will discuss the third quarter financial and operational performance during a conference call today at 1:30 p.m. PST (4:30 pm EST). To listen to the call and have the opportunity to ask questions, please dial 800-299-9086 (domestic) or 617-786-2903 (international) five to ten minutes before the call and reference the passcode: 2700-0110. A simultaneous live Webcast of the call will be available at the Investor Relations section of Sunrise Telecom’s website at wwwsunrisetelecom.com. Also, a replay of the call will be accessible for 30 days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and referencing the passcode: 6829-5615.

-Financial Tables Following-

Sunrise Telecom Reports Third Quarter Results

Financial Results Summary

(In thousands, except per share and percentage data, unaudited)

	For the Three Months Ended Sept. 30, 2008	For the Three Months Ended Sept. 30, 2007
Selected Income Statement Data (preliminary)
Net sales	$18,721	$22,934
Total Operating Expenses	$14,652	$17,649
Loss from operations	$(4,145)	$(3,351)
Net loss	$(5,239)	$(2,917)
Diluted earnings per share	$(0.10)	$(0.06)
Shares outstanding (diluted)	51,349	51,349
Gross profit percentage	56%	62%

Backlog at end of quarter	$12,900	$11,309

Selected Consolidated Balance Sheet Data (preliminary)
	Sept. 30, 2008	Sept. 30, 2007
Cash and cash equivalents	$11,043	$13,367
Short-term investments	—	1,003
Accounts receivable, net of allowance of $299 and $542	17,743	16,095
Inventories	17,067	20,131
Short-term borrowings and current portion of notes payable	4,167	183
Accounts payable	4,535	3,034
Other accrued expenses	14,876	13,336
Deferred revenue	3,305	3,008
Notes payable, less current portion	252	411

This financial information has not been subjected to completed audit or review procedures, by our independent auditor.

Sunrise Telecom Reports Third Quarter Results

SUNRISE TELECOM INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (preliminary)

(In thousands, except per share data, unaudited)

Three Months Ended Sept. 30, 2008
Net sales	$18,721
Cost of sales	8,212

Gross profit	10,509

Operating expenses:
Research and development	4,365
Selling and marketing	5,884
General and administrative	3,455
Restructuring	950

Total operating expenses	14,654

Loss from operations	(4,145)
Other income, net	(967)

Loss before income taxes	(5,112)
Income tax expense	127

Net loss	$(5,239)

Earnings per share:
Basic and diluted	$(0.10)

Shares used in per share computation:
Basic and diluted	51,349

Sunrise Telecom Reports Third Quarter Results

SUNRISE TELECOM INCORPORATED

NET SALES DETAILS (preliminary)

(In thousands, unaudited)

	Three Months Ended
	Sept. 30,		Jun. 30,		Sept. 30,
	2008		2008		2007
By Product:
Wireline access	$6,631	5%	$6,653	34%	$9,581	42%
Cable broadband	3,974	21%	4,903	25%	6,398	28%
Fiber optics	5,683	30%	5,920	29%	4,337	19%
Protocol	2,433	13%	2,301	12%	2,618	11%

	$18,721		$19,777		$22,934

	Three Months Ended
	Sept. 30,		Jun. 30,		Sept. 30,
	2008		2008		2007
By Region:
North America (United States and Canada)	$7,345	39%	$7,888	38%	$10,124	44%
Asia Pacific	3,847	21%	4,610	24%	3,757	16%
Europe/Africa/Middle East	6,275	34%	6,563	34%	8,173	36%
Latin America	1,254	7%	716	4%	880	4%

	$18,721		$19,777		$22,934

SUMMARY OF CERTAIN NONCASH EXPENSES (preliminary)

(In thousands, unaudited)

The following expenses are included in the applicable lines of Sunrise Telecom Incorporated’s Condensed Consolidated Statements of Operations, as required by GAAP.

Three Months Ended Sept 30, 2008
Share based compensation:
Included in cost of sales	$2
Included in research and development	13
Included in selling and marketing	15
Included in general and administrative	13

$43

Amortization of acquisition-related intangible assets included in general and administrative	$31

Sunrise Telecom Reports Third Quarter Results

About Sunrise Telecom Incorporated

Sunrise Telecom develops and delivers high-quality communications test and measurement solutions for today's telecom, cable and wireless networks. The Company's robust portfolio of feature-rich, easy-to-use products enables service providers to deliver premium voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a global network of sales representatives and distributors. For more information, visit http://www.sunrisetelecom.com or email info@sunrisetelecom.com.

SUNRISE TELECOM, the "S" logo, and other trademarks are trademarks of Sunrise Telecom Incorporated and may not be used without permission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, material contained in quotations, sales expectations for the foruth quarter of 2008, statements regarding write downs for asset impairments, expectations for the divestitures of non-core assets, expectations regarding the Company’s goal to be current with its periodic reporting by the end of 2008, expectations related to the implementation of a cost reduction program and ability to reduce operating expenses. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause results to differ include the following: a lack of acceptance or slower than anticipated acceptance for Sunrise Telecom's new or enhanced products and modules; slower than anticipated product development or introduction into the marketplace; unanticipated delays in product delivery schedules; lower than anticipated end-user demand for telecommunications services and a corresponding cutback in spending by customers; increased competitive pressures, including from former employees; rapid technological change within the telecommunications industry; Sunrise Telecom's dependence on a limited number of major customers; Sunrise Telecom's dependence on limited source suppliers; deferred or lost sales resulting from order cancellations or order changes; deferred or lost sales resulting from Sunrise Telecom's lengthy sales cycle; unanticipated difficulties associated with international operations; Sunrise Telecom's ability to manage growth and slowdowns; disproportionately high compliance costs relative to Sunrise Telecom’s size; time spent by management reviewing alternative capital structure proposals and strategic, balance-sheet asset proposals to make the Company more successful; the loss of key employees; ineffective internal controls requiring remediation; the long-term impact of cost controls; the unknown effects of management changes; the unknown effects of marking to market certain Sunrise Telecom’s balance sheet assets that may be permanently impaired; the ramifications of Sunrise Telecom's inability to file required reports with the SEC on a timely basis; any potential claims or proceedings related to such matters, including stockholder litigation and any action by the SEC; and protracted litigation, which could disrupt Sunrise Telecom’s normal business operations. Some of these risks and uncertainties are described in more detail in Sunrise Telecom's reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2007. Sunrise Telecom assumes no obligation to update the forward-looking statements included in this press release.

Investor Contact:

Linda Rothemund

Market Street Partners 415-445-3236

linda@marketstreetpartners.com